April 9, 2014




U. S. Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

	I hereby authorize Clinton R. Black, IV, Esquire Steven A. Thomas, Esquire, Lisa A. Olivieri,Esquire, and/or Clinton R. Black, V, Esquire to sign and file form 4's with the U.S. Securities and Exchange Commission on my behalf.
This authorization shall be in effect until December 31, 2014.

				Very truly yours,

				/s/ Christopher Ripley

				Chrisptopher Ripley